FREE WRITING PROSPECTUS Dated December 1, 2021	Filed Pursuant to Rule 433 Registration No. 333-239650 Registration No. 333-239650-08

Carvana Auto Receivables Trust 2021-N4

Issuing Entity

Carvana Receivables Depositor LLC

Depositor

Carvana, LLC

Sponsor

The Depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated December 1, 2021, which describes the notes to be issued by the Issuing Entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The Depositor expects that the following classes of notes issued by the Issuing Entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

Class	DBRS, Inc.	Kroll Bond Rating Agency, LLC	S&P Global Ratings
A-1	AAA (sf)	AAA (sf)	AAA (sf)
A-2	AAA (sf)	AAA (sf)	AAA (sf)
B	AA(high) (sf)	AA+ (sf)	AA (sf)
C	A(high) (sf)	A+ (sf)	A (sf)
D	BBB(high) (sf)	BBB+ (sf)	BBB (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

BNP PARIBAS	Citigroup	Wells Fargo Securities

Credit Suisse	Deutsche Bank Securities

Co-Manager

Baird

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the issuer, the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-854-5674.